Exhibit 99.1
PRESS RELEASE
Liberty Global Announces Preliminary Results of Self-Tender Offers
for shares of its Series A Common Stock and Series C Common Stock
Denver, Colorado, June 16, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) announced today the expiration of its cash self-tender offers to purchase up to 10,000,000 shares of its Series A common stock at a purchase price per share of $25.00 and up to 10,288,066 shares of its Series C common stock at a purchase price per share of $24.30. The tender offers expired at 5:00 p.m., New York City time, on June 15, 2006.
Based on the preliminary tabulation by the depositary, both tender offers were oversubscribed.
Since each tender offer was oversubscribed, the number of shares of Series A common stock and the number of shares of Series C common stock that Liberty Global will purchase from each tendering stockholder will be pro-rated. After the depositary verifies the actual number of shares validly tendered and not withdrawn, including shares tendered pursuant to guaranteed delivery procedures, Liberty Global will promptly announce the actual number of shares tendered and not withdrawn and the proration factor. Promptly after such announcement, the depositary will issue payment for the shares validly tendered and accepted for purchase under the tender offers and will return all other shares tendered. It is currently expected that the final proration factor will be announced on or about June 21, 2006 and that payment for all shares purchased will be made promptly thereafter.
The information agent for the tender offers is D. F. King & Co., Inc. The depositary is Computershare Shareholder Services, Inc. For questions and information please contact the information agent toll free at (800) 347-4750.
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of March 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 15 million customers in 18 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 1 277 9738	+31 20 778 9447